Award Conditions and Information for NIH Grants

Standard Award Terms and Conditions:

- Individual awards are based on the application submitted to, and as approved by, the NIH and are subject to the terms and conditions incorporated either directly or by reference in the following:

  a. The grant program legislation and program regulation cited in the Notice of Grant Award.
  b. Other statutory requirements, such as those included in appropriations acts.
  c. 45 CFR Part 74 or 45 CFR Part 92, as applicable.
  d. The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.
  e. The Notice of Grant Award including all terms and conditions cited on the document or attachments.

Grant Payment Information:

- Domestic Non-Federal Institutions:

  Grant payments will be made available through the DHHS Payment Management System (PMS). PMS is administered by the Division of Federal Assistance Financing (DFAF), Office of the Deputy Assistant Secretary, Finance, which will forward instructions for obtaining payments. Inquiries regarding payment should be directed to:

  Division of Payment Management
  PSC/FMS/DPM
  P.O. Box 6021
  Rockville, MD 20852

  Telephone Number: (301) 443-1660

- Federal and Foreign Institutions and grants issued to Individuals:

  Grant payments will be made available through the Grant Accounting Branch at the National Institutes of Health. Inquiries regarding payment should be directed to:

  Grant Accounting Branch
  National Institutes of Health
  Building 31, Room B1B05
  9000 Rockville Pike
  Bethesda, MD 20892-2050

  Telephone Number: (301) 402-9123

OIG Hotline Information:

- The HHS Inspector General maintains a toll-free hotline for receiving information concerning fraud, waste or abuse under grants and cooperative agreements. Such reports are kept confidential and callers may decline to give their names if the choose to remain anonymous:

  Office of Inspector General
  Department of Health and Human Services
  330 Independence Avenue, SW
  Washington, DC 20201

Telephone Number: 1-800-447-8477 (1-800-HHS-TIPS)
E-mail: HTips@os.dhhs.gov
Web Address: http://www.oig.hhs.gov/hotline.html

Note: This document is referenced in standard NIH award Terms and Conditions and is linked from the OER Grants Policy and Guidance page.